NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The NYSE Archipelago Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 16, 2016, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on January 27, 2016 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Guggenheim Russell 1000 Equal Weight ETF and Guggenheim S&P 500 Equal Weight ETF (NYSE Arca: RSP) became effective before the open on January 27, 2016. Each share of Guggenheim Russell 1000 Equal Weight ETF was exchanged for approximately 0.61652528 shares of Guggenheim S&P 500 Equal Weight ETF. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading before the open on January 27, 2016.